Exhibit 4.2

Amendment Number 1

to

PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees

(Effective as of January 1, 2012)

WHEREAS, PCS Administration (USA), Inc. (the “Sponsor”) is the sponsor of the PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees (the “Plan”), a qualified defined contribution plan maintained pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, effective as of the first full payroll period beginning after October 1, 2012, the Sponsor desires to amend the Plan to provide for an increase in basic contributions made on behalf of certain employees of PCS Nitrogen Ohio, L.P. who are PCS production and maintenance employees at the Lima, Ohio plant represented by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, Local 1-626; and

WHEREAS, pursuant to Article 14 of the Plan, the Sponsor may amend the Plan at any time and has authorized its officers to execute this Amendment.

NOW THEREFORE BE IT RESOLVED, effective as of the first full payroll period beginning after October 1, 2012, Section A.4(a) of Supplement A of the Plan is hereby amended as follows:

“(a)	In General. A Basic Contribution shall be made on behalf of each Eligible Employee, regardless of whether each Employee has elected to make Before-Tax Contributions or After-Tax Contributions to the Plan as described in Article 4. Basic Contributions shall be contributed by the Employer to the Trustee each payroll period, and shall be equal to five percent (5%) of the Eligible Employee’s base pay earned during such pay period. Effective as of the first full payroll period beginning after October 1, 2012, such Basic Contributions shall be equal to six percent (6%) of the Eligible Employee’s base pay earned during the pay period.”

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IN WITNESS WHEREOF, the Sponsor has caused this instrument to be executed on its behalf by its duly authorized officer effective as of the 11th day of October 2012.

PCS Administration (USA), Inc.

By:	/s/ Lee M. Knafelc
Lee M. Knafelc
V.P. Administration & H.R.